Exhibit 3(i).4

BARBARA K. CEGAVSKE	Filed in the office of	Document Number
Secretary of State	/s/ Barbara K. Cegavske	20180139678-05
202 North Carson Street	Barbara K. Cegavske	Filing Date and Time
Carson City, Nevada 89701-4201	Secretary of State	03/28/2018 8:00 AM
(775) 684-5708	State of Nevada	Entity Number
Website: www.nvsos.gov		E0487332010-2

Certificate of Amendment to Articles of Incorporation

(Pursuant to NRS 78.385 and 78.390 After Issuance of Stock)

1.	Name of corporation:

Global Equity International, Inc.

2.	The articles have been amended as follows (article numbers, if available):

Article 1 is hereby amended to read in its entirety as follows:

“Article 1

Name of Corporation: Argentum 47, Inc.

3.	Effective date of filing (optional): Date: March 29, 2018 .
(must not be later than 90 days after the certificate is filed)

4.	Officer Signature (Required): X	/s/ Enzo Taddei

* If any proposed amendment would alter or change any preferences or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

Important: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.